SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Incyte Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Incyte Corporation

3160 Porter Drive

Palo Alto, California 94304

(650) 855-0555

April 25, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Corporation that will be held on June 23, 2003, at 9:30 a.m., Pacific Daylight Time, at the Company’s corporate headquarters at 3160 Porter Drive, Palo Alto, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, FOLLOW THE INSTRUCTIONS ON THE PROXY TO VOTE BY TELEPHONE OR THE INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2002 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Paul A. Friedman

Chief Executive Officer

INCYTE CORPORATION

Notice of Annual Meeting of Stockholders

to be held June 23, 2003

To the Stockholders of Incyte Corporation:

The Annual Meeting of Stockholders of Incyte Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters at 3160 Porter Drive, Palo Alto, California, on Monday, June 23, 2003, at 9:30 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect nine directors to serve until the 2004 Annual Meeting of Stockholders and thereafter until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares available for grant thereunder from 2,100,000 shares to 3,100,000 shares;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2003; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.

Stockholders of record as of the close of business on April 24, 2003 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available during normal business hours at the Secretary’s office, 3160 Porter Drive, Palo Alto, California, for ten days before the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing the enclosed proxy. Voting on the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy regarding each of these voting options. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Lee Bendekgey

Secretary

April 25, 2003

INCYTE CORPORATION

3160 Porter Drive

Palo Alto, California 94304

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Incyte Corporation, a Delaware corporation (“we,” “us,” “Incyte” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters at 3160 Porter Drive, Palo Alto, California, on Monday, June 23, 2003, at 9:30 a.m., Pacific Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 1, 2003.

Questions and Answers About

The Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•	The election of directors;

•	The approval of an amendment to the Company’s 1997 Employee Stock Purchase Plan (the “ESPP”); and

•	The ratification of the appointment of independent auditors for 2003.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	“FOR” election of each of the nominated directors;

•	“FOR” the amendment to the ESPP; and

•	“FOR” ratification of the appointment of independent auditors for 2003.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on April 24, 2003 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock (“Common Stock”) held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.    If your shares are registered directly in your name with Incyte’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” The Proxy Statement, Annual Report and proxy card have been sent directly to you by Incyte.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing.

How do I vote?

You may vote using any of the following methods:

•	By Mail—Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors, “FOR” the amendment to the Company’s 1997 Employee Stock Purchase Plan, and “FOR” the ratification of the independent auditors for 2003.

•	By Telephone or the Internet—If you are a beneficial owner, you will receive instructions from your broker, bank or nominee that you must follow for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

If you vote by telephone or via the Internet you do not need to return your proxy card.

•	In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by telephone or the Internet or submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” the amendment to the ESPP, “FOR” ratification of the independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each item?

In the election of directors, the nine persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of Common Stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 71,671,432 shares of our Common Stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

Incyte has adopted a process for mailing the Annual Report and Proxy Statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. Incyte will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Investor Relations Department, Incyte Corporation, 1090 Elkton Road, Building 300, Newark, Delaware 19711 or by calling (302) 283-7944. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting Incyte in the same manner. Incyte has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the Annual Report and Proxy Statement or you may request householding by notifying your broker, bank or nominee.

How much did this proxy solicitation cost?

Mellon Investor Services LLC has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for approximately $7,500. Employees, officers and directors of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of nine directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Jeffrey J. Collinson is retiring from the Board of Directors prior to the Annual Meeting. We are very grateful for his many years of service to the Company.

The Company’s Bylaws provide that the Company shall not have less than one nor more than twelve directors, with the exact number of directors to be determined by the Board of Directors. The number of directors is currently fixed at ten. Upon Mr. Collinson’s retirement from the Board, the number of directors will be reduced to nine.

Names of the nominees and certain biographical information about them are set forth below:

Name	Age	Position with the Company	Director Since
Roy A. Whitfield	49	Chairman	1991
Paul A. Friedman(4)	60	Chief Executive Officer and Director	2001
Robert B. Stein	52	President, Chief Scientific Officer and Director	2001
Barry M. Ariko(1)(3)	57	Director	2001
Julian C. Baker(1)(3)	36	Director	2001
Paul A. Brooke(1)(3)	57	Director	2001
Frederick B. Craves(2)(3)	57	Director	1993
Richard U. De Schutter(2)(3)	63	Director	2001
Jon S. Saxe(1)(3)	66	Director	1993

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating Committee.
(4)	Member of the Non-Management Stock Option Committee.

Roy A. Whitfield co-founded the Company and has been Chairman of the Board since November 2001. Mr. Whitfield served as Chief Executive Officer of the Company between June 1993 and November 2001, as President of the Company from June 1991 until January 1997 and as Treasurer of the Company between April 1991 and October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority-owned subsidiary of Invitron Corporation, a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, he held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He also serves as a director of Nektar Therapeutics and a privately held corporation.

Paul A. Friedman, M.D. joined the Company as the Chief Executive Officer in November 2001. From 1998 until October 2001, Dr. Friedman served as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical

Company), from 1994 to 1998 he served as President of Research and Development of The DuPont Merck Pharmaceutical Company, and from 1991 to 1994 he served as Senior Vice President at Merck Research Laboratories. Prior to his work at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a Diplomat of the American Board of Internal Medicine, Member of the American Society of Pharmacology and Experimental Therapeutics, Member of the American Society of Clinical Investigation and a Member of the American Society of Biological Chemists.

Robert B. Stein, M.D., Ph.D. joined the Company as President and Chief Scientific Officer in November 2001. From September 1996 to November 2001, Dr. Stein was the Executive Vice President of Research and Preclinical Development of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical Company). From May 1990 to September 1996, Dr. Stein was employed by Ligand Pharmaceuticals, Inc., serving as Senior Vice President and Chief Scientific Officer from 1993 to 1996, as Vice President, Research and Preclinical Development from 1992 to 1993 and Vice President, Research from 1990 to 1992. From 1982 to 1990, Dr. Stein held various positions with Merck, Sharp & Dohme Research Laboratories, including Senior Director and Head of the Department of Pharmacology from 1989 to 1990. He also serves on the Board of Directors of Geron Corporation and a privately held company.

Barry M. Ariko is a private consultant. In April 2001, in connection with the acquisition of Extricity, Inc. by Peregrine Systems, Inc., an infrastructure management software company, Mr. Ariko was appointed Senior Vice President of Peregrine Systems and a member of its Board of Directors. Mr. Ariko served as a Senior Vice President of Peregrine until September 2001 and as a board member until June 2002. In September 2002, Peregrine filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. Mr. Ariko served as the President and Chief Executive Officer of Extricity, an Internet software provider, from February 2000 to April 2001, and served as Chairman of the Board of Extricity from March 2000 to April 2001. From March 1999 to January 2000, Mr. Ariko was a Senior Vice President at America Online, Inc., where he was responsible for the Netscape Enterprise Group. From August 1998 until the acquisition of Netscape Communications Corporation by America Online in March 1999, Mr. Ariko served as Executive Vice President and Chief Operating Officer of Netscape Communications. From 1994 to August 1998, Mr. Ariko served as Executive Vice President and as a member of the Executive Management Committee of Oracle Corporation. Mr. Ariko currently serves as a director of Autonomy Corporation plc, Aspect Communications Corp. and a privately held company.

Julian C. Baker and his brother Felix Baker started a biotechnology investing partnership with the Tisch family, which the Bakers have managed since 1994. Over the past few years, the Bakers have also partnered with major universities and other endowments to create multiple additional funds. Julian Baker is currently a managing member of Baker Bros. Advisors, LLC. Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation, and was a founding employee of The Clipper Group, which managed investments for Credit Suisse First Boston. He is also a director of Neurogen Corporation and various privately held companies.

Paul A. Brooke has been a Managing Member of PMSV Holdings, LLC, a private investment firm, since 1993. He has also served as an Advisory Director of Morgan Stanley & Co. Incorporated and Skyline Partners since April 2000, and as a Venture Partner at MPM Bioventures, a venture capital firm specializing in the healthcare industry, since 1997. From April 1999 through May 2000, Mr. Brooke served as a Managing Director at Tiger Management LLC. He was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley & Co. from 1983 to April 1999. Mr. Brooke is currently a member of the Investment Advisory Board of BB Bioventures. He is also a director of WebMD Corporation, ViroPharma Incorporation and several privately held companies.

Frederick B. Craves, Ph.D. has been Chairman of Bay City Capital, a merchant bank specializing in life science, since January 1997. From January 1994 to January 1997, Dr. Craves was a principal of the consulting firm, Burrill & Craves. From January 1991 to May 1993, he was President and Chief Executive Officer of Berlex

Biosciences, a division of Schering A.G. and Vice President of Berlex Laboratories, Inc., the U.S. subsidiary of Schering A.G. From 1981 to 1982, Dr. Craves was Chief Executive Officer and, from 1982 to 1990, was Chairman, Chief Executive Officer and President of Codon Corporation, a biotechnology company. Following Codon’s acquisition by Schering A.G., Dr. Craves was President and Chief Executive Officer of Codon from June 1990 to December 1990. From 1981 to 1983, Dr. Craves was also a co-founder and director of Creative BioMolecules. From 1979 to 1981, he was a sales and marketing representative for Millipore Corporation. Dr. Craves is also Chairman of the Board of Directors of NeoRx Corporation and Epoch Biosciences, Inc., a director of Medarex, Inc. and several privately held companies.

Richard U. De Schutter was Chief Executive Officer of DuPont Pharmaceuticals Company from January to December 2001. He served as Chief Administrative Officer at Pharmacia Corporation between April 2000 and July 2000. From January 1999 through March 2000, Mr. De Schutter served as Vice Chairman and Chief Administrative Officer of Monsanto Company. He served as Chief Executive Officer of G.D. Searle & Co. from April 1995 to December 1998. Mr. De Schutter is also a director of General Binding Corporation, Smith & Nephew PLC, Varian, Inc., and several privately held companies.

Jon S. Saxe has been self-employed as a consultant in the fields of pharmaceuticals and biotechnology since May 1999. Mr. Saxe served as the President of Protein Design Labs, Inc., a biotechnology company, from January 1995 to May 1999, remained an employee until May 2000 and continues to serve on its Board of Directors. From April 1993 through December 1994, he was President of Saxe Associates, a consultancy company. Mr. Saxe served as President and Chief Executive Officer of Synergen, Inc., a biotechnology company, from October 1989 to April 1993. Mr. Saxe served as Vice President, Licensing and Corporate Development, for Hoffmann-La Roche Inc., a pharmaceutical company, from August 1984 to September 1989, and as Head, Patent Law from September 1978 to September 1989. Mr. Saxe is also a director of First Horizon Pharmaceuticals, Inc., ID Biomedical, Inc., InSite Vision Incorporated, Questcor Pharmaceuticals, Inc., SciClone Pharmaceuticals, Inc., Protein Design Labs, Inc. and numerous privately held companies.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Board Meetings and Committees

The Board of Directors held nine meetings during 2002. With the exception of Mr. De Schutter, each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and of the committees on which such director served during their tenure in 2002.

The Board of Directors has appointed a Compensation Committee, an Audit Committee, a Nominating Committee and a Non-Management Stock Option Committee.

The current members of the Compensation Committee are Barry M. Ariko, Julian C. Baker, Paul A. Brooke and Jon S. Saxe. The Compensation Committee held 11 meetings during 2002. The Compensation Committee’s primary functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company, particularly as they relate to the Company’s executive officers, to determine stock-based compensation awards for the Company’s management and to administer the Company’s 1991 Stock Plan (the “1991 Stock Plan”).

The current members of the Audit Committee are Jeffrey J. Collinson, Frederick B. Craves and Richard U. De Schutter. Richard U. De Schutter joined the Audit Committee in June 2002. Jeffrey J. Collinson will resign from the Audit Committee in June 2003 when he retires from the Board of Directors. The Audit Committee held 12 meetings during 2002. The Audit Committee’s primary functions are to review the scope of the annual audit, monitor the independent auditors’ relationship with the Company, advise and assist the Board of Directors in evaluating the independent auditors’ examination, provide oversight of the Company’s financial and accounting organization and financial reporting, meet with the independent auditors and management to discuss and review financial statements, and appoints and approves the fees to be paid to a firm of certified public accountants whose duty it is to audit the financial statements of the Company for the fiscal year for which it is appointed.

The current members of the Nominating Committee are Barry M. Ariko, Julian C. Baker, Paul A. Brooke, Jeffrey J. Collinson, Frederick B. Craves, Richard U. De Schutter and Jon S. Saxe. Jeffrey J. Collinson will resign from the Nominating Committee in June 2003 when he retires from the Board of Directors. The Nominating Committee held one meeting during 2002. The Nominating Committee’s primary functions are to recommend nominees to fill vacancies on the Board of Directors, determine the composition of the committees of the Board of Directors, evaluate and make decisions about the composition of the Board of Directors, and review and make recommendations to the Board of Directors with respect to candidates for director proposed by stockholders. Stockholders entitled to vote at the Annual Meeting may nominate a candidate to serve as a director so long as they give timely notice of their nomination in writing to the Company’s Secretary. In order to be timely, stockholders must comply with the procedures outlined under the heading “Stockholder Proposals for the 2004 Annual Meeting.” The Company’s Bylaws outline the information that must be included in the stockholder’s written notice.

Dr. Friedman currently serves as the Non-Management Stock Option Committee. The Non-Management Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and shares under the 1991 Stock Plan to eligible employees or consultants, other than to members of the Board of Directors, to individuals designated by the Board of Directors as “Section 16 officers,” and to employees who hold the title of Senior Vice President or above. In addition, the Non-Management Stock Option Committee may not make any awards or grants to any one employee or consultant that total more than 50,000 shares of Common Stock in any calendar year.

Compensation of Directors

Directors who are employees of the Company do not receive any fees for their service on the Board of Directors. During 2002, Mr. Whitfield and Drs. Friedman and Stein were the Company’s only employee directors. Mr. Whitfield was an employee of the Company until August 2002. For a description of compensation arrangements with Drs. Friedman and Stein, see “Executive Compensation—Employment and Transition Agreements.”

In November 2001, the Company entered into a transition agreement with Mr. Whitfield, pursuant to which Mr. Whitfield resigned as the Company’s Chief Executive Officer and accepted the position of Chairman of the Board of Directors. In connection with his continued employment with the Company subsequent to November 2001, Mr. Whitfield received 100,000 restricted stock units under the Company’s 1991 Stock Plan, 50,000 of which vested on the first anniversary of the date of the agreement and 50,000 of which will vest on the second anniversary of the date of the agreement so long as Mr. Whitfield is either serving as a director or as Chairman of the Board. Each restricted stock unit entitles Mr. Whitfield to receive one share of Common Stock upon the date of vesting or later settlement of the unit or, upon limited circumstances at the discretion of the Company, a cash amount equal to the market value of the one share of Common Stock at the time of settlement. In the event of a “change of control” (as defined in the transition agreement) of the Company, Mr. Whitfield’s restricted stock units will become fully vested. In addition, all options to purchase shares of Common Stock held by Mr. Whitfield will continue to vest so long as he is either serving as a director or as Chairman of the Board. Mr. Whitfield does not receive any additional compensation from the Company for his service as a director.

Other than Mr. Whitfield, the Company’s non-employee directors each receive $2,500 for every in-person Board meeting that they attend and $500 for every Board meeting that they attend telephonically. Non-employee directors receive additional compensation of $500 for their participation in every committee meeting that they attend that is up to one hour in duration and $1,000 for every committee meeting that is over one hour in duration. The chairman of a committee receives an additional $4,000 annually. Non-employee directors also receive a $12,000 annual retainer, which is prorated for such portion of the year that the director serves on the

Board. In addition, all directors are reimbursed for their out-of pocket expenses in accordance with the Company’s travel policy for each in-person Board or committee meeting that they attend.

In addition to cash compensation for services as a member of the Board, the non-employee directors also receive options to purchase shares of the Company’s Common Stock pursuant to the 1993 Directors’ Stock Option Plan (the “Directors’ Option Plan”). Under the Directors’ Option Plan, every new non-employee director appointed to the Board of Directors will receive an initial stock option grant of 30,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of Common Stock on the date of grant. The option vests as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting monthly over the following three years. Pursuant to the Directors’ Option Plan, following the conclusion of each annual meeting of stockholders, each non-employee director who will continue to serve as a member of the Board of Directors will receive an additional option to purchase 7,500 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. Each of these options will vest in full on the first anniversary of the date of the grant. When a new non-employee director is appointed to the Board of Directors at a time other than at an annual meeting, such director will receive a pro rata portion of the automatic annual grant that will vest in full on the date of the Company’s next annual meeting.

In 2002, each of Messrs. Ariko, Baker, Brooke, Collinson, De Schutter and Saxe and Dr. Craves received their annual grant of an option to purchase 5,000 shares of Common Stock (the annual grant amount for 2002), at exercise prices equal to the fair market value of Common Stock on the date of grant. In addition, Messrs. Ariko and Baker were each awarded an option to purchase 10,000 shares of Common Stock in connection with the amendment to the Directors’ Plan approved by the Board of Directors in December 2001 that resulted in an increase in initial grants from options to purchase 20,000 to 30,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 14, 2003 as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers named under “Executive Compensation—Summary Compensation Table,” (the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Incyte Corporation, 3160 Porter Drive, Palo Alto, California 94304. The percentage of Common Stock beneficially owned is based on 70,796,152 shares outstanding as of March 14, 2003.

Name of Beneficial Owner(1)	Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)

5% Stockholders
Wellington Management Company, LLP(2)	8,796,901	12.4%
Julian C. Baker, Felix J. Baker, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch and Bonnie J. Tisch(3)	7,543,286	10.7

Named Executive Officers and Directors
Paul A. Friedman(4)	242,365	*
Robert B. Stein(5)	113,540	*
Brian W. Metcalf(6)	69,208	*
Lee Bendekgey(7)	245,267	*
Paula J. Swain(8)	39,057	*
Michael D. Lack(9)	429,920	*
James R. Neal(10)	226,532	*
Roy A. Whitfield(11)	1,200,190	1.7
Barry M. Ariko(12)	21,458	*
Julian C. Baker(13)	1,912,108	2.7
Paul A. Brooke(14)	12,084	*
Jeffrey J. Collinson(15)	131,132	*
Frederick B. Craves(16)	266,200	*
Richard U. De Schutter(17)	18,114	*
Jon S. Saxe(18)	175,000	*

All directors and executive officers as a group (17 persons) (19)	4,892,742	6.9

*	Represents less than 1% of the Company’s Common Stock.

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	The address of the principal place of business of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. According to an amended Schedule 13G dated February 12, 2003, filed by Wellington Management Company, LLP, Wellington Management Company, LLP has shared dispositive power with respect to all shares listed in the table and shared voting power over 7,239,400 shares.

(3)

According to a Schedule 13D, dated August 15, 2002, (filed jointly by these persons), these persons, Four Partners (“FP”), a New York general partnership, Four-Fourteen Partners LLC (“4-14”), a Delaware limited liability company, Damial Foundation, Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P. and FBB Associates collectively held 7,543,286 shares, including 1,325,583 shares issuable upon conversion of the Company’s 5.5% Convertible Subordinated Notes due 2007 (the “Notes”). Because of certain business and family relationships among the persons who filed the Schedule 13D, it was filed by them solely for informational purposes, and each of them disclaimed beneficial ownership of any shares owned by any other person except to the extent expressly reported in the Schedule 13D. The address for Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Avenue, New York, New York 10021, for Daniel R. Tisch and Bonnie J. Tisch is 500 Park Avenue, New York, New York 10022 and for Julian C. Baker and Felix J. Baker is 655 Madison Avenue, New York, New York 10021. According to the Schedule 13D, FP held 3,522,353 shares, including 766,841 shares issuable upon conversion of $51,700,000 of the Notes; 4-14 held 200,000 shares; Damial Foundation held 52,877 shares issuable upon conversion of $3,565,000 of the Notes; each of Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch held 459,782 shares; Bonnie J. Tisch held 444 shares issuable upon conversion of $30,000 of the Notes; Baker/Tisch Investments, L.P. held 278,593 shares, including 99,585 shares issuable upon conversion of $6,714,000 of the Notes; Baker Bros. Investments, L.P. held 147,964 shares, including 73,955 shares issuable upon conversion of $4,986,000 of the Notes; Baker Bros. Investments II, L.P. held 66,040 shares; Baker Biotech Fund I, L.P. held 886,855 shares; Baker Biotech Fund II, L.P. held 463,457 shares; FBB Associates held 55,658 shares; and Julian C. Baker held 27,917 shares. Messrs. Tisch were deemed to beneficially own the shares held by FP. Thomas J. Tisch was deemed to beneficially own the shares held by 4-14. Daniel R. Tisch was deemed to beneficially own the shares held by Damial Foundation and by Bonnie J. Tisch, as custodian for their son, Michael J. Tisch. Julian C. Baker and Felix J. Baker were deemed to beneficially own the shares held by Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P. and Baker Biotech Fund II, L.P.

(4)	Includes 179,165 shares subject to options exercisable within 60 days of March 14, 2003.

(5)	Represents 113,540 shares subject to options exercisable within 60 days of March 14, 2003.

(6)	Includes 66,665 shares subject to options exercisable within 60 days of March 14, 2003.

(7)	Represents 245,267 shares subject to options exercisable within 60 days of March 14, 2003.

(8)	Includes 35,936 shares subject to options exercisable within 60 days of March 14, 2003.

(9)	Includes 412,000 shares subject to options exercisable within 60 days of March 14, 2003.

(10)	Includes 209,960 shares subject to options that are exercisable until April 30, 2003. Any options that remain unexercised after such date will be canceled.

(11)	Includes 165,692 shares subject to options exercisable within 60 days of March 14, 2003.

(12)	Represents 21,458 shares subject to options exercisable within 60 days of March 14, 2003.

(13)	According to the Schedule 13D, Julian C. Baker may be deemed to beneficially own the shares held by Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P. and FBB Associates (the “Baker Entities”). The 1,898,567 shares held by the Baker Entities include shares issuable upon conversion of $6,714,000 of the Notes held by Baker/Tisch Investments, L.P. and $4,986,000 of the Notes held by Baker Bros. Investments, L.P. Also includes 13,541 shares subject to options exercisable within 60 days of March 14, 2003.

(14)	Includes 12,084 shares subject to options exercisable within 60 days of March 14, 2003.

(15)	Includes 400 shares held by Collinson Howe Venture Partners, Inc. Mr. Collinson shares voting and investment power with respect to such shares. Mr. Collinson is the majority shareholder of Collinson Howe Venture Partners, Inc. and may be deemed to be the beneficial owner of the shares held by that entity. Also includes 21,612 shares held by Indian Chase, Inc., over which Mr. Collinson has voting and investment power. Mr. Collinson disclaims beneficial ownership of shares held by Indian Chase, Inc. except to the extent of his proportionate interest therein. Includes 55,000 shares subject to options exercisable within 60 days of March 14, 2003.

(16)

Includes 8,000 shares held by Burrill & Craves, a general partnership. Dr. Craves is a general partner of such partnership and may be deemed to be the beneficial owner of the shares held by the partnership. Also includes 8,400 shares held by a trust for which Dr. Craves is a trustee, 14,800 shares held by Dr. Craves’ spouse, and 235,000 shares subject to options exercisable within 60 days of March 14, 2003.

(17)	Includes 12,084 shares subject to options exercisable within 60 days of March 14, 2003 and 1,030 shares issuable upon conversion of $69,500 of the Notes.

(18)	Represents 175,000 shares subject to options exercisable within 60 days of March 14, 2003.

(19)	Includes shares included pursuant to notes (4), (5), (6), (7), (8), (11), (12), (13), (14), (15), (16), (17) and (18) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2002, in connection with his employment by the Company as President and Chief Scientific Officer, Robert B. Stein received an interest-free loan from the Company in the amount of $750,000 to be used toward the purchase of a residence in California. The loan is evidenced by a promissory note and secured by the residence but is subordinated to a first mortgage on the property. On November 26, 2004, 50% of the outstanding principal balance will be forgiven, and the remaining outstanding principal balance of the loan will be forgiven on November 26, 2005, if Dr. Stein is still employed by the Company on those dates. Any acceleration of the loan or termination of Dr. Stein’s employment relationship with the Company prior to the then-applicable forgiveness date will terminate and void any remaining right of Dr. Stein to receive any forgiveness of the then-outstanding principal balance of the loan.

In March 2002, in connection with his employment by the Company as Executive Vice President and Chief Drug Discovery Scientist, Brian W. Metcalf received an interest-free loan from the Company in the amount of $400,000 to be used for financing his residence in California. The loan is evidenced by a promissory note and secured by the residence. On February 6, 2003, 25% of the outstanding principal balance was forgiven, and  1/48 of the principal amount will be forgiven on the last day of each month thereafter, with the remaining outstanding principal balance of the loan forgiven on February 6, 2006, if Dr. Metcalf is still employed by the Company on those dates. Any acceleration of the loan or termination of Dr. Metcalf’s employment relationship with the Company prior to the then-applicable forgiveness date will terminate and void any remaining right of Dr. Metcalf to receive any forgiveness of the then-outstanding principal balance of the loan.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid to or accrued for (i) the Company’s Chief Executive Officer, (ii) each of the Company’s other four most highly compensated executive officers, and (iii) two of the Company’s former executive officers who were no longer serving as such as of December 31, 2002, for services rendered in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Restricted Stock Awards ($)(2)(3)		Securities Underlying Options(4)	All Other Compensation ($)
Paul A. Friedman(5)	2002	600,084	290,631		—		225,000	2,833	(6)
Chief Executive Officer	2001	34,724	—		1,619,000	(7)	400,000	—

Robert B. Stein(8)	2002	500,000	242,192		—		150,000	12,006	(9)
President and	2001	28,894	—		809,450	(10)	250,000	60,000	(11)
Chief Scientific Officer

Brian W. Metcalf(12)	2002	278,750	152,296		—		260,000	48,095	(13)
Executive Vice President and
Chief Drug Discovery Scientist

Lee Bendekgey	2002	299,038	155,627		—		67,500	440	(6)
Executive Vice President,	2001	274,617	167,315		647,600	(14)	91,000	—
General Counsel, and Secretary	2000	249,615	181,356		—		—	—

Paula J. Swain(15)	2002	209,692	248,441	(16)	—		180,000	197	(6)
Executive Vice President,
Human Resources

Michael D. Lack(17)	2002	336,259	69,806		—		—	602,007	(18)
Former Executive Vice President	2001	309,560	240,290		1,295,200	(19)	112,000	—
and Chief Operating Officer	2000	274,615	181,356		—		—	—

James R. Neal(20)	2002	164,347	49,315		—		—	452,563	(21)
Former Executive Vice President,	2001	251,901	152,272		647,600	(22)	91,000	—
Marketing and Sales	2000	235,385	122,632		—		—	—

(1)	Includes (in each fiscal year) bonuses earned during the fiscal year and paid in the subsequent fiscal year.

(2)	Represents the value of the restricted stock units awarded on November 26, 2001 under the Company’s 1991 Stock Plan based on $16.19 per share, the closing price of Common Stock on November 26, 2001.

(3)	Each non-dividend paying restricted stock unit entitles the holder to receive one share of Common Stock upon the date of vesting or later settlement of the unit or, upon limited circumstances at the discretion of the Company, a cash amount equal to the fair market value of one share of Common Stock at the time of settlement.

(4)	All share numbers for options grants made in 2000 have been adjusted, as appropriate, to reflect the Company’s 2-for-1 stock split in the form of a 100% stock dividend in August 2000.

(5)	Dr. Friedman joined the Company as Chief Executive Officer in November 2001.

(6)	Represents payments made for group term life insurance.

(7)	Represents 100,000 non-dividend paying restricted stock units valued at $456,000 as of December 31, 2002. These non-dividend paying restricted stock units vest as to 50% of the units on the third anniversary of the date of grant with the remaining units vesting on the fourth anniversary of the date of grant.

(8)	Dr. Stein joined the Company as President and Chief Scientific Officer in November 2001.

(9)	Includes $10,644 for relocation expenses, $120 for the gross up of an incentive bonus and $1,242 for group term life insurance.

(10)	Represents 50,000 non-dividend paying restricted stock units valued at $228,000 as of December 31, 2002. These non-dividend paying restricted stock units vest as to 100% of the units on the fourth anniversary of the date of grant.

(11)	Represents $60,000 for relocation expenses.

(12)	Dr. Metcalf joined the Company as Executive Vice President and Chief Drug Discovery Scientist in February 2002.

(13)	Includes $33,000 for a housing allowance, $13,891 imputed interest related to an interest-free loan and $1,204 for group term life insurance.

(14)	Represents 40,000 non-dividend paying restricted stock units valued at $182,400 as of December 31, 2002. These non-dividend paying restricted stock units vest as to 50% of the units on the second anniversary of the date of grant with the remaining units vesting on the third anniversary of the date of grant.

(15)	Ms. Swain joined the Company as Senior Vice President, Human Resources in January 2002 and was promoted to Executive Vice President, Human Resources in August 2002.

(16)	Includes a $154,000 signing bonus.

(17)	Mr. Lack resigned as the Company’s Executive Vice President and Chief Operating Officer in June 2002 and was no longer employed by the Company as of January 1, 2003.

(18)	Includes severance payment of $601,289, equal to one year’s salary and bonus, $130 for the gross up of an incentive bonus and $588 for group term life insurance.

(19)	Pursuant to the terms of Mr. Lack’s termination agreement, 40,000 non-dividend paying restricted stock units, valued at $182,400 as of December 31, 2002, became vested on January 1, 2003. The remaining 40,000 non-dividend paying restricted stock units were cancelled.

(20)	Mr. Neal resigned from the Company in April 2002.

(21)	Includes severance payment of $452,272, equal to one year’s salary and bonus, $130 for the gross up of an incentive bonus and $161 for group term life insurance.

(22)	Pursuant to the terms of Mr. Neal’s employment agreement, 13,200 non-dividend paying restricted stock units, valued at $100,320 on their release date of May 30, 2002, became vested on April 30, 2002. The remaining 26,800 non-dividend paying restricted stock units were cancelled.

Stock Options

The following tables set forth certain information as of December 31, 2002 and for the fiscal year then ended with respect to stock options granted to and exercised by the Named Executive Officers.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	5%($)	10%($)
Paul A. Friedman	225,000	(4)	5.83	5.97	11/7/12	844,763	2,140,795

Robert B. Stein	150,000	(4)	3.88	5.97	11/7/12	563,175	1,427,196

Brian Metcalf	160,000	(5)	4.14	11.06	2/27/12	1,112,892	2,820,287
	100,000	(4)	2.59	5.97	11/7/12	375,450	951,464

Lee Bendekgey	67,500	(4)	1.75	5.97	11/7/12	253,429	642,238

Paula J. Swain	75,000	(5)	1.94	13.80	2/4/12	650,906	1,649,523
	30,000	(5)	.78	6.27	8/15/12	118,295	299,783
	75,000	(4)	1.94	5.97	11/7/12	281,588	713,598

Michael D. Lack(6)	—		—	—	—	—	—

James R. Neal(7)	—		—	—	—	—	—

(1)	Unless otherwise noted, the options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under “Employment and Transition Agreements.”

(2)	The exercise price is equal to the fair market value on the date of grant.

(3)	The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in our stock price.

(4)	Options granted on November 7, 2002 vest ratably every month over three years from the grant date.

(5)	Options granted in 2002, on dates other than November 7, 2002, become exercisable 25% after the first anniversary of the grant date, with the remaining shares vesting ratably every month over the following three years.

(6)	Mr. Lack resigned as the Company’s Executive Vice President and Chief Operating Office in June 2002 and was no longer employed by the Company as of January 1, 2003.

(7)	Mr. Neal resigned from the Company in April 2002.

Aggregated Option Exercises in Last Fiscal Year

And 2002 Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2002(#)	Value of Unexercised In-the-Money Options at December 31, 2002($)(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Paul A. Friedman	—	—	114,583/510,417	—/—
Robert B. Stein	—	—	71,874/328,126	—/—
Brian W. Metcalf	—	—	2,777/257,223	—/—
Lee Bendekgey	—	—	215,497/140,003	—/—
Paula J. Swain	—	—	2,083/177,917	—/—
Michael D. Lack	—	—	296,999/115,001	—/—
James R. Neal	—	—	201,879/0	—/—

(1)	Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2002 ($4.56 per share) minus the exercise price.

Employment and Transition Agreements

In November 2001, in connection with his appointment as Chief Executive Officer, Paul A. Friedman received an offer letter providing for a base salary of $600,000 per year and eligibility to participate in the Company’s corporate incentive plan, with his target bonus equal to 50% of his base salary. Dr. Friedman also received an option to purchase 400,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option vested as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months. In addition, Dr. Friedman was awarded 100,000 restricted stock units. The restricted stock units vest as to 50% of the units on the third anniversary of Dr. Friedman’s employment with the remaining units vesting on the fourth anniversary of his employment. In certain circumstances, under the terms of his employment agreement with the Company, the vesting schedule of his restricted stock units may be accelerated.

In February 2003, the Compensation Committee set Dr. Friedman’s annual base salary for 2003 at $650,000.

In November 2001, in connection with his appointment as President and Chief Scientific Officer, Robert B. Stein received an offer letter providing for a base salary of $500,000 per year and eligibility to participate in the Company’s corporate incentive plan, with his target bonus equal to 50% of his base salary. Dr. Stein also received an option to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option vested as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months. In addition, Dr. Stein was awarded 50,000 restricted stock units, which vest in full on the fourth anniversary of his employment. In certain circumstances, under the terms of his employment agreement with the Company, the vesting schedule of his restricted stock units may be accelerated. In connection with his employment, Dr. Stein also received a loan from the Company for the purpose of purchasing a residence in California. See “Certain Relationships and Related Transactions” for a description of this loan.

In February 2003, the Company entered into a letter agreement with Dr. Stein. Pursuant to the letter agreement, Dr. Stein’s base salary was increased to $572,000 per year and Dr. Stein received a retention bonus of $330,000 in consideration of his continued employment with the Company for at least two years from the date of the letter agreement. If Dr. Stein voluntarily terminates his employment with the Company within such two year period, he will be required to pay liquidated damages to the Company initially equal to $330,000 if Dr. Stein terminates his employment during the first month, decreasing by 1/24 for each month of continued employment over the remainder of the period. In addition, Dr. Stein received an option to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant. The option vests as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months. Finally, if the Company requires Dr. Stein to relocate, if Dr. Stein so elects, the Company will either purchase Dr. Stein’s residence or will reimburse Dr. Stein for any loss incurred in the resale of his residence.

In November 2001, the Company entered into employment agreements with each of Drs. Friedman and Stein and amended and restated employment agreements with each of Messrs. Bendekgey, Lack and Neal. The new agreements superseded the May 2001 employment agreements for each of Messrs. Bendekgey, Lack and Neal. Each of the agreements provide that in the event the executive’s employment is terminated by the Company within 24 months of a “change of control” (as defined in the employment agreements) either by the Company without “cause” (as defined in the employment agreements) or the executive for “good reason” (as defined in the employment agreements), the Company will pay the executive an amount equal to two times (three times in the case of Dr. Friedman) the sum of the executive’s current annual base salary and the greater of the executive’s current target bonus or the executive’s bonus amount for the preceding fiscal year. The cash payment will be paid in a lump sum payment, unless the executive has previously elected to receive equal monthly installments over a 24-month period, or 36-month period in the case of Dr. Friedman, following the executive’s termination. The agreements also provide that in the event of such a termination, all of the executive’s unvested restricted stock units and unvested stock options will vest in full, and all stock options will be exercisable for twelve months following the executive’s termination.

If, at any time other than the two year period following a “change of control,” the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” the agreements provide that the Company will pay the executive an amount equal to the sum of the executive’s annual base salary and the greater of (i) the executive’s current target bonus or (ii) the executive’s bonus amount for the preceding fiscal year. The cash payment will be paid in a lump sum payment unless the executive has previously elected to receive equal monthly installments over the twelve-month period following the executive’s termination. In addition, any unvested restricted stock units will vest as to the amount that would have vested had the executive continued to work for the Company for an additional twelve months. In no event will the additional vested portion be less than 33% of the restricted stock units granted to the executive, except for Drs. Friedman and Stein, whose additional vested portion will not be less than 20% of their respective restricted stock units. The agreements also provide that the executive’s stock options will vest as to the amount that would have vested had the executive continued to work for the Company for an additional twelve months. Under the employment agreements, the executives are subject to non-solicitation/non-hiring and non-disparagement covenants that extend two years from termination of employment. Upon certain breaches of those covenants after termination of employment, the executive must forfeit all of his unvested restricted stock units and the gain or income realized from units vesting within 24 months prior to the breach.

In July 2002, the Company entered into a letter agreement with Mr. Lack, pursuant to which Mr. Lack resigned as the Company’s Executive Vice President and Chief Operating Officer. Mr. Lack served as a part-time employee through January 1, 2003. Pursuant to the terms of the agreement, upon termination of his employment, the Company paid Mr. Lack a sum equal to his base salary earned during his employment, to the extent not previously paid, and two-thirds (2/3) of the bonus paid to him for fiscal 2001. In addition, upon termination, the Company paid Mr. Lack an amount equal to the sum of Mr. Lack’s annual base salary and his bonus amount for fiscal 2001, less any previously paid salary. The agreement also provided for the vesting of 100% of Mr. Lack’s unvested stock options and 50% of his restricted stock units upon termination.

In connection with his employment in February 2002, Brian W. Metcalf received a loan from the Company for the purpose of financing his residence in California. See “Certain Relationships and Related Transactions” for a description of this loan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2002, including the 1991 Stock Option Plan, the 1993 Directors’ Stock Option Plan and the 1997 Employee Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,156,773	$12.20	4,012,426
Equity compensation plans not approved by security holders	—	—	—
Total	11,156,773	$12.20	4,925,435	(1)

(1)	Includes 913,009 shares available for issuance under the Company’s 1997 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

This report on executive compensation is provided by the Compensation Committee (the “Compensation Committee”) of the Board of Directors to assist stockholders in understanding its objectives and procedures in establishing the compensation of the Company’s executive officers and describes the bases on which compensation determinations were made by the Compensation Committee for 2002. The Compensation Committee is comprised of four non-employee directors: Messrs. Ariko, Baker, Brooke and Saxe. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the biotechnology, life sciences and pharmaceutical industries as well as reports of external compensation consultants. The Company’s human resources staff provides additional counsel, data and analysis as requested by the Compensation Committee. The Compensation Committee also administers the 1991 Stock Plan with respect to executive officers of the Company.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•	Encourage creation of stockholder value and achievement of strategic corporate objectives.

•	Integrate compensation with the Company’s annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•	Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, qualified personnel.

•	Provide a total compensation opportunity that is competitive with companies in the biotechnology, life sciences and pharmaceutical industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

•	Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

•	Provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon the Company’s financial performance as well as an evaluation of the further establishment and development of the Company’s therapeutic drug discovery efforts and Delaware operations, including the achievement of hiring and discovery program objectives and progress toward establishing permanent Delaware facilities, the performance of the Company’s Common Stock, the Company’s achievement of certain business objectives, including the acquisition of business and technologies that may expand or enhance the Company’s existing business, the restructuring of the Company’s California operations, developments in the Company’s information product line, and the Company’s progress toward strategic goals, as well as the achievement of individual business objectives by each executive officer. The Company’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash incentive awards under the Company’s Corporate Incentive Plan.

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biotechnology, life sciences and pharmaceutical industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of information regarding executive compensation for similarly sized companies in the industry provided by a number of compensation consulting firms and on the basis of its knowledge of executive compensation in the industry, believes that the Company’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior twelve months and any change in comparable company pay levels. The 2002 base salaries for the Company’s Chief Executive Officer and President were set in November 2001 in connection with their employment with the Company. In February 2002, the Compensation Committee set the 2002 base salaries for certain executive officers, with the base salaries for individuals who became executive officers in 2002 being set at varying times during the year upon their employment or promotion.

Stock Options.    The Compensation Committee administers stock option grants made to the Company’s executive officers under the 1991 Stock Plan. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual review, although options may be granted at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. In November 2002, the Compensation Committee granted stock options to members of management in connection with its annual review, and the Compensation Committee also granted stock options to members of management on several other occasions during 2002 in connection with their employment or promotions.

Corporate Incentive Plan.    The Company’s 2002 Corporate Incentive Plan, which was approved by the Compensation Committee, established cash incentive awards for certain supervisory and management employees of the Company for 2002. The plan was designed to align incentive awards for each participant’s individual performance with the Company’s corporate goals. Incentive awards for the Company’s executive officers were paid in 2002 and 2003 pursuant to this plan. The executive officers each had the opportunity to receive a target incentive award ranging from 50% to 80% of their respective annual base salary for the 2002 fiscal year, with such percentage of annual base salary increasing or decreasing depending on whether certain goals were obtained at a threshold target or outperform level. Actual incentive award amounts paid to executive officers in 2002 and 2003 were based on the achievement of corporate and/or individual goals that were predetermined by the Compensation Committee or the Chief Executive Officer as described below. Target incentive award amounts for each participant were based on the participant’s potential impact on the Company’s operating and financial results and on market competitive pay practices. Individual performance goals were established for eligible employees for each six-month period, with a threshold, target and outperform achievement level defined for each individual goal that was established. Corporate performance goals for 2002 were based on achievement of four equally weighted goals relating to the Company therapeutic drug discovery efforts, each representing 12.5% of the overall corporate performance goal, and achievement of revenue and adjusted cash flow targets, each representing 25% of the overall corporate performance goal. A threshold, target and outperform achievement level was defined for each corporate goal that was established. The therapeutic drug discovery goals included goals related to the establishment and operation of the Company’s Delaware facility, hiring of scientific personnel and a Chief Drug Discovery Scientist, and selection of the first target for small molecule drug discovery and establishment of the corresponding program. A percentage of the incentive awards was paid for each six-month period in which goals were achieved, with the remainder paid upon achievement of year-end goals. The percentage of potential incentive awards attributable to the achievement of individual goals decreases as seniority increases, with a greater proportion of the potential incentive awards for executive officers being based upon achievement of corporate performance goals.

Chief Executive Officer Compensation

Paul A. Friedman is the Company’s Chief Executive Officer. In November 2001, in connection with his employment by the Company, the Company entered into an employment agreement and offer letter with

Dr. Friedman that set his annual base salary at $600,000 and target bonus equal to 50% of his annual base salary. The terms of Dr. Friedman’s Offer Letter and Employment Agreement were negotiated with and approved by the Compensation Committee and the Board of Directors. See “Executive Compensation—Employment and Transition Agreements.”

In recognition of Dr. Friedman’s accomplishments in 2002, and as an incentive for future performance, the Compensation Committee in November 2002 granted Dr. Friedman options, exercisable at the fair market value on the date of grant, to purchase 225,000 shares of the Company’s Common Stock. The size of Dr. Friedman’s grant was determined by management’s and the Company’s performance in 2002 and recommendations made by an external compensation consulting firm.

Dr. Friedman is a member of the Board of Directors, but did not participate in Board deliberations regarding the setting of his compensation for 2002.

The Company’s policy is generally to qualify compensation, including stock options and Corporate Incentive Plan bonuses, awarded or paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

Compensation Committee

Barry M. Ariko

Julian C. Baker

Paul A. Brooke

Jon S. Saxe

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market. The current members of the Audit Committee are Jeffrey J. Collinson, Frederick B. Craves and Richard U. De Schutter. Mr. Collinson will resign from the Audit Committee in June 2003 when he retires from the Board of Directors. The Audit Committee acts pursuant to a written charter that was originally adopted by the Board of Directors in June 2000 and amended and restated by the Audit Committee in June 2001 and by the Board of Directors in September 2001. A copy of the Audit Committee Charter is attached to the Company’s 2002 Proxy Statement. In 2002, in response to the adoption of the Sarbanes-Oxley Act of 2002 and in advance of rules relating to audit committee structure, membership and authority that may finally be adopted by The Nasdaq Stock Market, the Company’s Board of Directors delegated to the Audit Committee the sole authority for the appointment, removal, compensation and oversight of the Company’s independent auditors, including the authority to engage such firm for auditing and non-audit services.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Statement No. 1 and discussed with the independent auditors, Ernst & Young LLP, the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Jeffrey J. Collinson

Frederick B. Craves

Richard U. De Schutter

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock with the Center for Research in Security Prices (“CRSP”), the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the “Nasdaq Composite Index”), and Total Return Index for the Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”), assuming an investment of $100 in each on December 31, 1997. The Company’s Common Stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
Incyte Corporation . . . . . . . . . . . . . . .	100.00	83.06	133.33	110.56	86.40	20.27
Nasdaq Composite Index . . . . . . . . . .	100.00	138.48	258.17	156.09	123.11	84.77
Nasdaq Pharmaceutical Index . . . . .	100.00	126.94	239.34	298.54	254.43	164.38

PROPOSAL 2

PROPOSAL TO AMEND THE INCYTE CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

In February 2003, the Board of Directors approved an amendment to the Company’s 1997 Employee Stock Purchase Plan (as amended, the “ESPP”), subject to the approval of the Company’s stockholders at the Annual Meeting. The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is available without charge upon stockholder request to Marilyn Pasquinelli, Incyte Corporation, 3160 Porter Drive, Palo Alto, California 94304.

Description of Amendment

The amendment to the ESPP approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the ESPP from 2,100,000 to 3,100,000 shares.

Employee Stock Purchase Plan

The ESPP was adopted by the Board of Directors in February 1997, effective August 1, 1997 and first approved by the Company’s stockholders in April 1997. The ESPP was amended and restated by the Board of Directors in February 2001, and the Company’s stockholders approved the amended and restated ESPP in June 2001. The ESPP was also amended by the Board of Directors in April 2002 and February 2003. The Company’s stockholders approved the April 2002 amendment in June 2002. The purpose of the ESPP is to provide employees with an opportunity to acquire shares of Common Stock at a price below their market value and to pay for the purchases through payroll deductions, thereby enabling the Company to attract, retain and motivate valued employees. A total of 3,100,000 shares of Common Stock (including 1,000,000 shares subject to stockholder approval at the Annual Meeting) have been reserved for issuance under the ESPP.

Administration

The ESPP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility; Price of Shares

Each regular full-time and part-time employee of the Company and subsidiaries designated by the Board of Directors who customarily works at least 20 hours per week and more than five months in any calendar year, and who is employed by the Company for one month or more on an enrollment date, is eligible to participate in the ESPP after one month of employment. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, no employee is permitted to continue to participate under the ESPP and all similar purchase plans of the Company or its subsidiaries, if such rights would exceed $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Under the ESPP, each calendar year is divided into two six-month “purchase periods” commencing May 1 and November 1 of each year. At the end of each purchase period, the Company will apply the amount contributed by the participant during that period to purchase shares of Common Stock for him or her. The purchase price will be equal to 85% of the lower of (a) the market price of Common Stock on the first day of the applicable “offering period” or (b) the market price of Common Stock on the last business day of the purchase period. In general each offering period is 24 months long, but a new offering period begins every six months. Thus, up to four overlapping offering periods may be in effect at the same time. If the market price of Common Stock is lower on the purchase date, then the subsequent offering period automatically becomes the applicable offering period. No participant may purchase more than 8,000 shares in any one purchase period.

Participation; Payroll Deductions; Purchase of Shares

Eligible employees become participants in the ESPP by executing a subscription agreement authorizing payroll deductions and filing it with the Company’s stock administrator at least ten business days before the first day of the applicable offering period. The payroll deductions made for each participant may be not be less than 1% and not more than 10% of the participant’s cash compensation, and may not exceed such percentage of the participant’s cash compensation as the participant designates. Payroll deductions commence with the first paycheck issued during the offering period and are deducted from subsequent paychecks throughout the offering period unless terminated as provided in the ESPP.

Participants are notified by statements of account as soon as practicable following the end of each purchase period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their accounts. Certificates representing the shares are delivered to a brokerage account and kept in such account pursuant to the subscription agreement.

Withdrawal From the ESPP; Termination of Employment

Participants may withdraw from the ESPP at any time up to two business days prior to the purchase date. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s account are refunded in cash, without interest. A participant who has withdrawn from the ESPP cannot be a participant in future offering periods unless he or she re-enrolls pursuant to the ESPP’s guidelines.

Termination of a participant’s status as an eligible employee is treated as an automatic withdrawal from the ESPP. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant’s death prior to the last day of the offering period. Any other attempted assignment, except by will, and the laws of descent and distribution, may be treated as a withdrawal.

Amendment and Termination

The ESPP may be amended or terminated at any time by the Board of Directors, subject to applicable laws.

Effect of Certain Corporate Events

In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a spin-off or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Compensation Committee will make adjustments in the number and/or purchase price of shares and/or the number of shares available under the ESPP, as appropriate.

New Plan Benefits

No current directors who are not employees will receive any benefit under the ESPP. The benefits that will be received under the ESPP by the Company’s current executive officers and by all eligible employees are not currently determinable.

Required Vote

The amendment of the ESPP requires the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy.

The Board of Directors recommends a vote “FOR” the amendment to the Company’s 1997 Employee Stock Purchase Plan.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003, subject to ratification by the stockholders. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit services rendered for the audit of the Company’s annual statements and reviews of the Company’s quarterly financial statements for fiscal year 2002, including the Company’s Annual Report on Form 10-K, as well as all other fees in connection with these services.

Audit Fees	$487,000
Audit-related Fees(1)	$137,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees(2)	$152,000

(1)	Audit-related fees include fees billed for employee benefit plan audits, internal control reviews and consultations concerning financial and accounting matters not classified as audit services.

(2)	All other fees consists of tax compliance and consultation services.

The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Ernst & Young LLP’s independence.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent auditors for the fiscal year ending December 31, 2003, but will not be required to select different independent auditors for the Company.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent auditors.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2004 Annual Meeting must be received by the Secretary of the Company no later December 31, 2003 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2004 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

ANNUAL REPORT

The Company will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of Common Stock at the close of business on April 24, 2003, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, the financial statement schedules, and all exhibits. The written request shall be sent to: Investor Relations Department, Incyte Corporation, 1090 Elkton Road, Building 300, Newark, Delaware 19711.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons, we believe that all of the filing requirements for such persons were satisfied for 2002.

Whether you intend to be present at the Annual Meeting or not, we urge you vote by telephone, the Internet, or by signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Paul A. Friedman

Chief Executive Officer

April 25, 2003

Appendix A

INCYTE CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

(as amended April 15, 2003)

The following constitute the provisions of the 1997 Employee Stock Purchase Plan of Incyte Corporation, as amended April 15, 2003, subject to stockholder approval.

1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)    “Common Stock” shall mean the Common Stock, $.001 par value, of Incyte Corporation.

(d)    “Company” shall mean Incyte Corporation and any Designated Subsidiary of the Company.

(e)    “Compensation” shall mean all cash salary, wages, commissions and bonuses, but shall not include any imputed income or income arising from the exercise or disposition of equity compensation.

(f)    “Effective Date” shall mean April 15, 2003.

(g)    “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(h)    “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(i)    “Enrollment Date” shall mean the first day of each Offering Period.

(j)    “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(k)    “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(1)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(2)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

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(3)    In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l)    “Offering Periods” shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 1 and November 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(m)    “Plan” shall mean this Employee Stock Purchase Plan.

(n)    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o)    “Purchase Period” shall mean the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(p)    “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(q)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(r)    “Trading Day” shall mean a day on which national stock exchanges and The Nasdaq National Market (or any successor market system) are open for trading.

3.    Eligibility.

(a)    Any Employee who has been employed by the Company for one month or more on a given Enrollment Date shall be eligible to participate in the Plan.

(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods.    The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other dates as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board or a committee thereof shall have the power to change the duration of Offering Periods (including the commencement dates thereof) and Purchase Periods thereunder with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    Participation.

(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s stock administrator not later than ten (10) business days prior to the applicable Enrollment Date.

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(b)    Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.    Payroll Deductions.

(a)    At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) of the participant’s Compensation, with such amount designated in integral multiples of one percent (1%); provided, however, that the aggregate of such payroll deductions during any Offering Period shall not exceed ten percent (10%) of the participant’s aggregate Compensation during such Offering Period.

(b)    All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)    A participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions as provided in this Section 6(c). A participant may increase the rate of his or her payroll deductions only as of the beginning of a Purchase Period. Such increase shall take effect with the first payroll following the beginning of the new Purchase Period provided the participant has completed and delivered to the Company’s stock administrator a new subscription agreement authorizing the increase in the payroll deduction rate at least ten (10) business days prior to the beginning of the new Purchase Period. A participant may decrease the rate of his or her payroll deductions each month. Any decrease shall become effective as of the first payroll of the next calendar month following the date that the participant completes and delivers to the Company’s stock administrator a new subscription agreement authorizing the decrease in the payroll deduction rate. However, if the subscription agreement is not received at least five (5) business days prior to such payroll, the decrease shall become effective as of the first payroll of the second succeeding calendar month. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. Subject to the foregoing, a participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Such a decrease shall not be treated as a withdrawal from the Plan subject to Section 10, unless the participant elects to withdraw pursuant to Section 10. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless the participant elects to withdraw from the Plan as provided in Section 10 hereof.

(e)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.    Grant of Option.    On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than eight thousand (8,000) shares of Common Stock (subject to any adjustment pursuant to Section 18) on the Enrollment Date, and provided further

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that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.    Delivery.    As promptly as practicable after each Exercise Date on which a purchase of shares occurs, a share certificate or certificates representing the number of shares of Common Stock so purchased shall be delivered to a brokerage account designated by the Company and kept in such account pursuant to a subscription agreement between each participant and the Company and subject to the conditions described therein which may include a requirement that shares be held and not sold for certain time periods, or the Company shall establish some other means for such participants to receive ownership of the shares.

10.    Discontinuation; Withdrawal.

(a)    A participant may discontinue his or her participation in the Plan only by withdrawing from the Plan as provided in this Section 10. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan by giving written notice to the Company in the form of Exhibit B to this Plan. Such notice must be received by the Company no later than 2:00 p.m. Pacific Standard Time on the second Trading Day preceding the Exercise Date. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement in accordance with Section 5(a) .

(b)    A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the participant withdraws from the Plan, subject to compliance with Section 5(a).

11.    Termination of Employment.

Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12.    Interest.    No interest shall accrue on the payroll deductions of a participant in the Plan.

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13.    Stock.

(a)    The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be three million one hundred thousand (3,100,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)    The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c)    Shares purchased by a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.    Administration.    The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.    Designation of Beneficiary.

(a)    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.    Transferability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the Purchase Price per share and the number of shares of Common Stock covered by each

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option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)    Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, limited liability company or other entity, the Plan shall terminate upon the date of the consummation of such transaction unless the plan of merger, consolidation or reorganization provides otherwise, and any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof. The Plan shall in no event be construed to restrict the Company’s right to undertake any liquidation, dissolution, merger, consolidation or other reorganization.

19.    Amendment or Termination.

(a)    The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)    Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

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21.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.    Term of Plan.    The Plan, as amended and restated, shall become effective upon the Effective Date. It shall continue until February 27, 2007 unless sooner terminated under Section 19 hereof.

23.    Automatic Transfer to Low Price Offering Period.    To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

24.    Execution.    To record the amendment and restatement of the Plan by the Board of Directors as of the Effective Date, the Company has caused its authorized officer to execute the same.

INCYTE CORPORATION

By:	/s/ LEE BENDEKGEY

Its	Executive Vice President

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EXHIBIT A

INCYTE CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Enrollment Date:

____    Original Application

____    Change in Payroll Deduction Rate

____    Change of Beneficiary(ies)

(1)	_____________________________________ hereby elects to participate in the Incyte Corporation 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

(2)	I hereby authorize payroll deductions from each paycheck in the amount of ___% of my Compensation (as defined in the Employee Stock Purchase Plan) on each payday (from 1 to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

(3)	I understand that these payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option to purchase shares.

(4)	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of such Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Employee Stock Purchase Plan.

(5)	Shares purchased for me under the Employee Stock Purchase Plan should be deposited in my brokerage account with ________________________ [name of broker], or issued in the name(s) of (Employee or Employee and Spouse only):

__________________________________________________________.

(6)

I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from any compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary

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income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares; or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

(7)	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

(8)	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print) ______________________________________________________________________
(First) (Middle) (Last)

(Relationship)

(Address)

Employee’s Social Security Number: __________________________________________________________

Employee’s Address: _______________________________________________________________________

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME. I HAVE RECEIVED A COPY OF THE COMPLETE EMPLOYEE STOCK PURCHASE PLAN AND UNDERSTAND THAT MY PARTICIPATION IN SUCH PLAN IS IN ALL RESPECTS SUBJECT TO THE TERMS OF SUCH PLAN.

Dated: ______________________________________	_________________________________________

Signature of Employee

_________________________________________

Spouse’s Signature (If beneficiary other than spouse)

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EXHIBIT B

INCYTE CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Incyte Corporation 1997 Employee Stock Purchase Plan which began on _________________, ____ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to the Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. The undersigned has received a copy of the complete Employee Stock Purchase Plan, and understands that his or her participation in the Employee Stock Purchase Plan is in all respects subject to the terms of such Plan.

Name and Address of Participant:

Signature:

Date:

PLEASE RETURN FORM TO MARILYN PASQUINELLI IN STOCK ADMINISTRATION

OR FAX TO (650) 621-7532.

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APPENDIX A

EMPLOYEES OF INCYTE CORPORATION LTD

Gains on options exercised under the Plan by Employees who are employed by Incyte Corporation Ltd (“Limited”) are subject to National Insurance Contributions under United Kingdom Social Security Contributions and Benefits Act 1992, section 4(4)(a) (“Secondary Contributions”). Secondary Contributions are payable by Limited unless Limited and the Employee enter into a joint election in the form attached hereto as Exhibit A to transfer liability for payment of the Secondary Contributions to the Employee (the “Joint Election”). Effective January 1, 2001, any Employee of Limited who wishes to exercise options granted pursuant to the Plan must enter into a Joint Election in accordance with the following provisions:

A.1    Filing Date for Current Participants.    Employees of Limited who enrolled in the Plan prior to October 31, 2001 and who have not withdrawn from the Plan must file the Joint Election with the Company’s stock administrator not later than ten (10) business days prior to October 31, 2001. Any such Employee who fails to file the Joint Election in a timely manner will be deemed to have withdrawn from the Plan prior to October 31, 2001 and his or her option or options will not be exercised on the Exercise Date falling on October 31, 2001.

A.2    New Participants.    An eligible Employee of Limited who wishes to become a participant in the Plan on or after November 1, 2001 must file a Joint Election with the Company’s stock administrator at least ten (10) business days prior to the applicable Enrollment Date. An eligible Employee who does not file a Joint Election will not be granted an option under the Plan.

A.3    Amendment of the Joint Election; Approval.    The form for the Joint Election, as it may be amended by the Company from time to time, shall be submitted to the Board of Inland Revenue for approval and such approval shall be obtained before the Company and an eligible Employee enter into a particular Joint Election. A Joint Election may be amended in a writing signed by both the Company and the Employee, provided that any such amendment must be approved by the Board of Inland Revenue before it takes effect.

A.4    Effect of Withdrawal from the Plan.    If a participant withdraws from the Plan, the Joint Election shall continue to apply in the event that the Employee re-enrolls in the Plan.

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PROXY

INCYTE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting—June 23, 2003

PAUL A. FRIEDMAN, JOHN M. VUKO and E. LEE BENDEKGEY, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Incyte Corporation (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 3160 Porter Drive, Palo Alto, California on Monday, June 23, 2003 at 9:30 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of directors, FOR Items 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

(continued and to be signed on reverse side)

^ Detach here from proxy voting card. ^

The Board of Directors recommends a vote FOR the election of directors and FOR Items 2 and 3.	Mark Here for Address ☐ Change or Comments
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS

FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees: 01 Roy A. Whitfield, 02 Paul A. Friedman, 03 Robert B. Stein, 04 Barry M. Ariko, 05 Julian C. Baker, 06 Paul A. Brooke, 07 Frederick B. Craves, 08 Richard U. DeSchutter and 09 Jon S. Saxe.

☐	☐	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To approve the amendment to the Company’s 1997 Employee Stock Purchase Plan:

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors:

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s)                                                                                                                                                Dated                             , 2003

Please sign exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

^ Detach here from proxy voting card. ^